Exhibit (a)(1)(S)
NOTICE TO PARTICIPANTS IN THE
BRIGHAM, INC. 401(k) PLAN
November 7, 2011
Dear Plan Participant:
The Tender Offer
     As you may know, Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Statoil ASA, announced on October 17, 2011, an offer to purchase for cash all outstanding common shares, par value $0.01 (“Shares”), of Brigham Exploration Corporation, a Delaware corporation (“Brigham”), at a price of $36.50 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated October 28, 2011 (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Also enclosed is Brigham’s Solicitation/Recommendation Statement on Schedule 14D-9, which sets forth, among other things, the recommendation by the Brigham board of directors that Brigham shareholders tender their Shares into the Offer.
Your Prompt Response is Requested
     The Offer is being made for all outstanding Shares, including those Shares credited to your accounts under the Brigham, Inc. 401(k) Plan (the “Plan”). As a participant in the Plan, if a portion of your accounts is invested in the Brigham Exploration Company Stock Fund (the “Company Stock Fund”), you are encouraged to provide directions to The Charles Schwab Trust Company (the “Trustee”), the trustee of the Plan, to tender all, some or none of the Shares allocated to your separate Plan accounts. By instructing the Trustee to “tender” the Shares allocated to your separate Plan accounts, you are instructing the Trustee to surrender those Shares for cash in connection with the Offer.
     If you would like to tender Shares allocated to your accounts under the Plan in the Offer, you must provide your directions by promptly completing and returning the enclosed Tender Offer Instruction Form to Kaarina Larsen at The Standard, the Plan’s third-party administrator. If you do not send timely tender instructions to Kaarina Larsen at The Standard, regardless of the means you use to do so, the Trustee will treat this as an instruction NOT to tender.
     In order to direct the Trustee, your direction, however submitted, must be received by Kaarina Larsen at The Standard, no later than 12:00 noon, Central time, on November 28, 2011 (the “Plan Deadline”). The speediest way to submit your instructions is via Internet by completing, signing, dating and scanning the enclosed Tender Offer Instruction Form and e-mailing it to Kaarina.Larsen@standard.com. However, if you prefer to do so, you may submit your written instructions by returning your completed, signed and dated Tender Offer Instruction Form in the enclosed postage-prepaid envelope and mailing it to Kaarina Larsen, The Standard, 1100 SW Sixth Avenue, Portland, OR 97204. In the event that the Purchaser extends the expiration date for the Offer (currently 12:00 Midnight, New York City time, at the end of Wednesday, November 30, 2011), the Plan Deadline will automatically be extended to 12:00 noon, Central time, on the date that is two business days prior to the new expiration date. Any extensions of the expiration date for the Offer will be publicly announced by the Purchaser or Statoil ASA.

Enclosed For Your Review
     Enclosed for your review are the following materials about the Offer:
     1. The Offer to Purchase;
     2. The Letter of Transmittal, together with the included Internal Revenue Service Form W-9 (Please note that the Letter of Transmittal is provided for informational purposes only and cannot be used to tender your shares);
     3. Brigham’s Solicitation/Recommendation Statement on Schedule 14D-9;
     4. A Tender Offer Instruction Form; and
     5. A postage-paid reply envelope.
     The enclosed information relates only to Shares allocated to your Plan accounts. If you own other Shares outside of the Plan, you should receive separate mailings relating to those Shares.
     Please provide your instructions to Kaarina Larsen at The Standard. The speediest way to submit your instructions is via Internet by completing, signing, dating and scanning the enclosed Tender Offer Instruction Form and e-mailing it to Kaarina.Larsen@standard.com. However, if you prefer to do so, you may submit your written instructions by promptly completing, signing and dating the enclosed Tender Offer Instruction Form and mailing it to Kaarina Larsen at The Standard in the enclosed postage paid reply envelope. If you have instructed the Trustee to tender some or all of the Shares credited to your accounts under the Plan, you may withdraw this instruction by submitting a new direction, which will have the effect of revoking your prior instruction. No matter how many instructions you submit, only your last instruction received by the Kaarina Larsen at The Standard prior to the Plan Deadline will count for tabulation purposes. All new instructions must be received by Kaarina Larsen at The Standard on or before the Plan Deadline, which is 12:00 noon, Central time, on November 28, 2011.
     Please note, if your tender instructions are not received on or before the Plan Deadline, the Trustee will NOT tender your Shares, unless required by law to do otherwise.
Proceeds from Tender
     The Trustee initially will invest proceeds from the tender of the Shares credited to your accounts under the Plan in the default investment alternative designated by the Administrator, which is the Schwab Advantage Money Market Fund. You will have the opportunity subsequently to redirect those proceeds into another investment available under the Plan.
For Additional Information
     If you have any questions about the Offer, please contact Innisfree M&A Incorporated, the information agent for the Offer, toll-free at 877-687-1875. Additionally, all tender offer materials that have been filed with the U.S. Securities and Exchange Commission are available online at www.sec.gov. You may also call the above number to request a new Tender Offer Instruction Form or for assistance in filling out the form.
Sincerely,
Brigham, Inc., as Administrator of the Plan

TENDER OFFER INSTRUCTION FORM
BRIGHAM, INC. 401(k) PLAN
BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION
     In response to the offer by Fargo Acquisition Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Statoil ASA, announced on October 17, 2011 as an offer to purchase for cash all outstanding common shares, par value $0.01 (“Shares”), of Brigham Exploration Company, a Delaware corporation (“Brigham”), at a price of $36.50 per Share, net to the stockholder in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated October 28, 2011 (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), I hereby instruct The Charles Schwab Trust Company (the “Trustee”) to tender or not to tender the Shares allocated to my accounts under the Brigham, Inc. 401(k) Plan (the “Plan”) in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF FORM—If more than one box is checked below your election may be disregarded):
☐ YES. I DIRECT THE TRUSTEE TO TENDER ALL OF THE SHARES ALLOCATED TO MY PLAN ACCOUNTS IN RESPONSE TO THE TENDER OFFER.
☐ YES. I DIRECT THE TRUSTEE TO TENDER A PORTION (1%-99%, WHOLE PERCENTAGE ONLY) OF THE SHARES ALLOCATED TO MY PLAN ACCOUNTS IN RESPONSE TO THE TENDER OFFER. If you fail to insert a (whole) percentage, your election will be treated as an election NOT to tender any of your Shares.
☐ NO. I DIRECT THE TRUSTEE NOT TO TENDER ANY OF THE SHARES ALLOCATED TO MY PLAN ACCOUNTS IN RESPONSE TO THE TENDER OFFER.
You may submit your tender instruction to Kaarina Larsen at The Standard, the Plan’s third-party administrator, by Internet or by mail. To submit by Internet, complete this form, scan it and e-mail it to Kaarina.Larsen@standard.com. To submit by mail, complete this form and mail it to Kaarina Larsen, The Standard, 1100 SW Sixth Avenue, Portland, OR 97204.

Regardless of the manner in which they are submitted, Tender Offer Instructions that are not timely received by Kaarina Larsen at The Standard, and those received without a box checked above or with more than one box checked, will be treated as an instruction not to tender Shares.
The speediest way to submit your instructions is via Internet. However, if you prefer to do so, you may submit your written instructions by mailing this completed form promptly in the enclosed postage-paid envelope.
YOUR INSTRUCTION, HOWEVER SUBMITTED, MUST BE RECEIVED BY KAARINA LARSEN AT THE STANDARD LATER THAN 12:00 NOON, CENTRAL TIME, ON NOVEMBER 28, 2011, OR YOUR SHARES WILL NOT BE TENDERED.

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